Exhibit 99.1

Tesla Q2 2018 Vehicle Production and Deliveries

In the last seven days of Q2, Tesla produced 5,031 Model 3 and 1,913 Model S and X vehicles.

Q2 production totaled 53,339 vehicles, a 55% increase from Q1, making it the most productive quarter in Tesla history by far. For the first time, Model 3 production (28,578) exceeded combined Model S and X production (24,761), and we produced almost three times the amount of Model 3s than we did in Q1. Our Model 3 weekly production rate also more than doubled during the quarter, and we did so without compromising quality.

GA4, our new General Assembly line for Model 3, was responsible for roughly 20% of Model 3s produced last week, with quality from that line being as good as our regular GA3 line. We expect that GA3 alone can reach a production rate of 5,000 Model 3s per week soon, but GA4 helped to get us there faster and will also help to exceed that rate.

Tesla expects to increase production to 6,000 Model 3s per week by late next month. We also reaffirm our guidance for positive GAAP net income and cash flow in Q3 and Q4, despite negative pressures from a weaker USD and likely higher tariffs for vehicles imported into China as well as components procured from China.

Q2 deliveries totaled 40,740 vehicles, of which 18,440 were Model 3, 10,930 were Model S, and 11,370 were Model X. Model S and X deliveries are in line with our guidance provided on May 3. As we previously noted, we are in the process of changing the quarterly production pattern of those vehicles for the various worldwide regions to ensure a more linear flow of deliveries through the quarter. Both orders and deliveries for Model S and X were higher in Q2 than a year ago. Our overall target for 100,000 Model S and Model X deliveries in 2018 is unchanged.

11,166 Model 3 vehicles and 3,892 Model S and X vehicles were in transit to customers at the end of Q2, and will be delivered in early Q3. The high number of customer vehicles in transit for Model 3 was primarily due to a significant increase in production towards the end of the quarter.

The remaining net Model 3 reservations count at the end of Q2 still stood at roughly 420,000 even though we have now delivered 28,386 Model 3 vehicles to date. When we start to provide customers an opportunity to see and test drive the car at their local store, we expect that our orders will grow faster than our production rate. Model 3 Dual Motor All Wheel Drive and Model 3 Dual Motor All Wheel Drive Performance cars will also be available in our stores shortly.

The last 12 months were some of the most difficult in Tesla’s history, and we are incredibly proud of the whole Tesla team for achieving the 5,000 unit Model 3 production rate. It was not easy, but it was definitely worth it.

***************

Our delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct. Final numbers could vary by up to 0.5%. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Forward-Looking Statements

Certain statements herein, including statements regarding future production and delivery of Model S, Model X and Model 3, expected cash flow and net income results, and growth in demand for our vehicles, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.

Tesla team celebrates production milestone